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                                                                     EXHIBIT 24

                              SMITH BARNEY INC.
                         1345 Avenue Of The Americas
                              New York, NY 10105



November 6, 1994




The Board of Directors
Puritan-Bennett Corporation
9401 Indian Creek Parkway
Overland Park, Kansas 66225


Gentlemen:

You have requested our opinion as to the adequacy, from a financial point of view, to the holders (other than Thermo Electron Corporation ("Thermo Electron") and its affiliates) of the outstanding shares of Common Stock, par value $1.00 per share (including the associated Common Stock Purchase Rights) (the "Shares"), of Puritan-Bennett Corporation (the "Company") of the $24.50 net per Share in cash (the "Consideration") being offered to such holders pursuant to the terms and conditions set forth in PB Acquisition Corp.'s (a wholly owned subsidiary of Thermo Electron) (the "Purchaser") Offer to Purchase, dated October 25, 1994 (the "Offer").

In arriving at our opinion, we reviewed the Tender Offer Statement on Schedule 14D-1 filed by the Purchaser and Thermo Electron with the Securities
Exchange Commission on October 25, 1994 (the "Statement") and held discussions with certain senior officers, directors and other representatives and advisors of the Company concerning the business, operations and prospects of the Company. We examined certain publicly available business and financial information relating to the Company as well as certain financial forecasts and other data for the Company which were provided to us by the senior management of the Company. We reviewed the financial terms of the Offer as set forth in the Statement in relation to, among other things: current and historical market prices and trading volumes of the Shares; the Company's historical and projected earnings; and the capitalization and financial condition of the Company. We also considered, to the extent publicly available, the financial terms of certain other similar transactions recently effected which we considered comparable to the Offer
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and analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations we considered comparable to those of the Company. In addition to the foregoing, we conducted such other analyses and examinations and considered such other financial, economic and market criteria as we deemed necessary to arrive at our opinion.

In rendering our opinion, we have assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information publicly available or furnished to or otherwise discussed with us. With respect to financial forecasts and other information provided to or otherwise discussed with us, we assumed that such forecasts and other information were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company as to the expected future financial performance of the Company. We have not made or been provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company nor have we made any physical inspection of the properties or assets of the Company. Our opinion is necessarily based upon financial, stock market and other conditions and circumstances existing and disclosed to us as of the date hereof.

Smith Barney Inc. has been engaged to render financial advisory services to the Company in connection with the Offer and will receive a fee for our services. We also will receive a fee upon the delivery of this opinion. In the ordinary course of our business, we and our affiliates may actively trade the equity and debt securities of the Company for our own account or for the account of our customers and, accordingly, may at any time hold a long or short position in such securities.

Our advisory services and the opinion expressed herein are provided solely for the use of the Board of Directors of the Company in its evaluation of the proposed Offer. Our opinion may not be published or otherwise used or referred to, in whole or in part, nor shall any public reference to Smith Barney Inc. be made, without our prior written consent.

Based upon and subject to the foregoing, our experience as investment bankers, our work as described above and other factors we deemed relevant, we are of the opinion that, as of the date hereof, the Consideration is grossly inadequate, from a financial point of view, to the holders of the Shares (other than Thermo Electron and its affiliates).

Very truly yours,

/s/ Smith Barney Inc.

SMITH BARNEY INC.